EXHIBIT 99.4

  ATC Healthcare Announces Second Quarter 2005 Results of Operations

    LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--Oct. 15, 2004--ATC
Healthcare, Inc. (AMEX:AHN), a national leader in medical staffing, today reported results for its second quarter of fiscal year end 2005, which ended August 31, 2004.

    Three Month Results

    Revenues for the second quarter ended August 31, 2004 were $26.9 million compared to $33.6 million for the quarter ended August 31, 2003. Service costs were 78.8% of total revenues in the second quarter of fiscal year end 2005 as compared to 79.2% for the second quarter of fiscal year 2004. Income from operations for the quarter ended August 31, 2004 equaled $219 thousand versus $404 thousand for the quarter ended August 31, 2003. Net loss for the quarter ended August 31, 2004 was $(247) thousand or $(.01) per basic and diluted share versus a net loss of $(654) thousand or $(.03) per basic and diluted share for the quarter ended August 31, 2003.

    Six Month Results

    ATC reported revenues of $56.2 million for the first six months of fiscal 2005, a decrease of 17.0% from revenues of $67.7 million for the first six months of Fiscal 2004.. Service costs were 78.1% of total revenues for the first six months of fiscal 2005 as compared to 78.6% for the first six months of fiscal 2004. Income from operations was $1.299 million for the six months ended August 31, 2004 as compared to $890 thousand for the same period last year. The Company recorded a net loss of $(285) thousand or $(.01) per basic and diluted share for the first six months of fiscal 2005 versus net loss of $(872) thousand or $(.04) per basic and diluted share for the first six months of fiscal 2004.
    "Although revenues are down from last year, the Company has added 7 new licensees to the network this year including one in Portsmouth, Ohio this month. Additionally, the Company's agreement to manage outsourcing for a New Jersey Hospital has just begun operation. we believe these new agreements will help the company rebuild revenue and profitability" stated David Savitsky, Chief Executive Officer.
    In conjunction with this release, management will host a teleconference Tuesday, October 19, 2004 at 12 pm Eastern Time. The dial in number for the call Domestic 1-800-274-0873 International 719-457-2684 There will be a 48 hour replay. The replay number is 888-203-1112 Code 987291.

    About ATC Healthcare, Inc.

    ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics and other health care facilities with 50 locations in 23 states. ATC provides supplemental staffing, outsourcing and human resources solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the Company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the company's services, visit their web site at www.atchealthcare.com.

    This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in ATC Healthcare, Inc. Annual Report on Form 10-K for the year ended February 29, 2004 as filed with the Securities and Exchange Commission on May 28, 2004.


                 ATC Healthcare, Inc. and Subsidiaries
      Condensed Consolidated Statements of Operations (Unaudited)
                 (In thousands, except per share data)


                                          For the           For the
                                       Three Months       Six Months
                                          Ended (unaudited) Ended
                                       August  August  August  August
                                         31,     31,     31,     31,
                                        2004    2003    2004    2003
                                      ------- ------- ------- --------
REVENUES:
     Service revenues                 $26,892 $33,640 $56,199 $67,683
----------------------------------------------------------------------

COSTS AND EXPENSES:
  Service costs                        21,202  26,636  43,867  53,198
  General and administrative expenses   5,139   6,006  10,365  12,414
  Depreciation and amortization           332     594     668   1,181
----------------------------------------------------------------------
   Total operating expenses            26,673  33,236  54,900  66,793
----------------------------------------------------------------------

INCOME FROM OPERATIONS                    219     404   1,299     890
----------------------------------------------------------------------

INTEREST AND OTHER EXPENSES (INCOME):
  Interest expense, net                 1,121   1,115   2,225   1,963
  Other  (income), net                   (681)    (57)   (692)    (89)
  Provision related to TCLS Guarantee      --      --      --      --
----------------------------------------------------------------------
   Total interest and other expenses      440   1,058   1,533   1,874
----------------------------------------------------------------------

INCOME (LOSS) BEFORE INCOME TAXES        (221)   (654)   (234)   (984)

INCOME TAX  PROVISION  (BENEFIT)           26      --      51    (112)
----------------------------------------------------------------------

 NET INCOME  (LOSS)                     $(247)  $(654)  $(285)  $(872)
======================================================================

DIVIDENDS ACCRETED TO PREFERRED
 SHAREHOLDERS                              18      17      35      32

NET INCOME(LOSS) ATTRIBUTABLE TO
 COMMON SHAREHOLDERS                    $(265)  $(671)  $(320)  $(904)

----------------------------------------------------------------------
EARNINGS (LOSS) PER COMMON SHARE -
 BASIC:                                 $(.01)  $(.03)  $(.01)  $(.04)
======================================================================

----------------------------------------------------------------------
EARNINGS (LOSS) PER COMMON SHARE -
 DILUTED                                $(.01)  $(.03)  $(.01)  $(.04)
======================================================================
WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING
  Basic                                24,925  24,238  24,918  24,049
======================================================================
  Diluted                              24,925  24,238  24,918  24,049
======================================================================

    CONTACT: ATC Healthcare, Inc.
             David Savitsky, 516-750-1681
             dsavitsky@atchealthcare.com
             or
             Andrew Reiben, 516-750-1663
             areiben@atchealthcare.com